[ execution copy 27/04/2001 ]

                        Dated the 27th day of April 2001


                                   LI CHUQUAN
                                 (as 1st Vendor)

                                       and

                                 CHAN KUEN KWONG
                                 (as 2nd Vendor)

                                       and

                        PANAGRA INTERNATIONAL CORPORATION
                                   (as Parent)

                                       and

                            MINGHUA ACQUISITION CORP.
                                 (as Purchaser)




                       AGREEMENT FOR SALE AND PURCHASE OF
                               1,000,000 Shares in
            Ming Hua Group International Holding (Hong Kong) Limited

                                    I N D E X
                                    ---------
Clause No.   Heading                                    Page No.
---------    -------                                    --------
1            Interpretation                                1
2            Sale and Purchase of the Sale Shares          7
3            Conditions                                    7
4            Consideration                                 9
5            Deposit                                      10
6            Completion                                   11
7            Vendor's Warranties                          14
8            Purchaser's Warranties                       16
9            Facsimile Execution                          19
10           Further Assurance                            19
11           Confidentiality and Announcements            19
12           Notices                                      20
13           Severability                                 21
14           Capacity                                     21
15           Entire Agreement                             21
16           Amendments                                   21
17           Waiver                                       22
18           Counterparts                                 22
19           Assignment                                   22
20           Time of the Essence                          22
21           Costs and Stamp Duty                         22
22           Governing Law                                23
23           Jurisdiction                                 23

Schedules
---------
Schedule 1  Particulars of the Company                    25
Schedule 2  Part I - Vendor's Warranties                  26
            Part IA - Vendor's Schedule of Exceptions     40
            Part II - Purchaser's Warranties              41
            Part IIA - Purchaser's Schedule of Exceptions 46

THIS AGREEMENT is dated the 27th day of April, 2001

AMONG:

(1) LI CHUQUAN ( ) of Flat D, 4th Floor, Flokida Mansion, Nos.9-11 Cleveland Street, Causeway Bay, Hong Kong (the "1st Vendor");

(2) CHAN KUEN KWONG ( ) of 4th Floor, Tuen Mun Centre Building, No.12 Yan Ching Street, Tuen Mun, New Territories, Hong Kong (the "2nd Vendor");

(3) PANAGRA INTERNATIONAL CORPORATION, a New York corporation having its business address at 515, Madison Avenue, New York, NY 10022, United States of America (the "Parent"); and

(4) MINGHUA ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent, having its business address a 515 Madison Avenue, New York, NY 10022, United States of America ("Purchaser").

WHEREAS:

(A) Ming Hua Group International Holding (Hong Kong) Limited (the "Company") was incorporated under the laws of Hong Kong on 4th June 1997 as a private limited liability company. Further information concerning the Company is set out in Schedule 1.

(B) The sole asset of the Company is an 85% equity interest in the Joint Venture Company (as defined in Section 1).

(C)      The Purchaser is a wholly-owned subsidiary of the Parent.

(D) The Vendor, the Parent and the Purchaser are entering into this Agreement for the sale and purchase of the Sale Shares subject to and upon the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.       INTERPRETATION

1.1 In this Agreement (including the Recitals, Schedules and Exhibits), unless the context otherwise requires, the following words and expressions shall have the following meanings ascribed to each of them below:

         "Accounts"

                                    the unaudited  balance sheets of the Company
                                    as  at  the  Last   Accounts  Date  and  the
                                    unaudited profit and loss accounts of the Company for the period commencing from 4th June 1997 to the Last Accounts Date;

         "Adverse Consequences"

                                    means  all  actions,   suits,   proceedings,
                                    hearings,    charges,    claims,    demands,
                                    injunctions,   judgments,  orders,  decrees,
                                    rulings,  damages,  dues, penalties,  fines,
                                    costs,    amounts   paid   in    settlement,
                                    liabilities,   obligations,   taxes,  liens,
                                    losses, lost value, expenses, and fees, including court costs and reasonable legal fees and expenses;

         "Business Day"

                                    a day (other than a Saturday) on which banks in Hong Kong and New York are open for business throughout their normal business hours;

         "Company"
                                    Ming Hua Group  International  Holding (Hong
                                    Kong) Limited ( ( ) )

         "Completion"

                                    completion of the sale and purchase of the Sale Shares in accordance with the terms and conditions of this Agreement;

        "Completion Date"

                                    the date falling on the third Business Day after all the conditions set out in Clause
                                    3.2 have been fulfilled or waived, whichever is the earlier;

        "Consideration Share"

                                    a share of the common stock of US$0.01 par value per share of the Parent, forming part of the Purchase Consideration, and reference to "Consideration Shares" shall be construed accordingly;

       "Deposit"

                                    the sum of US$1,000,000 which shall be paid by the Purchaser as provided in Clause 4.2(1);

       "Encumbrance"

                                    any   mortgage,    charge,   pledge,   lien,
                                    (otherwise   than   arising  by  statute  or
                                    operation of law),  equities,  hypothecation
                                    or other  encumbrance,  priority or security
                                    interest,    preemptive    right    deferred
                                    purchase,    title    retention,    leasing,
                                    sale-and-repurchase   or  sale-and-leaseback
                                    arrangement   whatsoever   over  or  in  any
                                    property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to "Encumbrances" shall be construed accordingly;

       "Exchange Act"

                                    Securities Exchange Act of 1934, as amended;

       "Hong Kong"

                                    the Hong Kong Special Administrative Region of the PRC;

       "Hong Kong Dollars"
        or the
        sign "HK$"

                                    Hong Kong dollars;


       "Intellectual Property"

                                    means (a) all inventions (whether patentable
                                    or  unpatentable  and whether or not reduced
                                    to practice),  all improvements thereto, and
                                    all patents, patent applications, and patent
                                    disclosures,  together with all reissuances,
                                    continuations,        continuations-in-part,
                                    revisions,  extensions,  and  reexaminations
                                    thereof, (b) all trademarks,  service marks,
                                    trade  dress,   logos,   trade  names,   and
                                    corporate    names,    together   with   all
                                    translations,  adaptations, derivations, and
                                    combinations   thereof  and   including  all
                                    goodwill  associated   therewith,   and  all
                                    applications, registrations, and renewals in
                                    connection therewith,  (c) all copyrightable
                                    works, all copyrights, and all applications,
                                    registrations,  and  renewals in  connection
                                    therewith,   (d)  all  mask  works  and  all
                                    applications, registrations, and renewals in
                                    connection therewith,  (e) all trade secrets
                                    and   confidential    business   information
                                    (including ideas,  research and development,
                                    know-how,      formulas,       compositions,
                                    manufacturing  and production  processes and
                                    techniques,    technical   data,    designs,
                                    drawings, diagrams, specifications, customer
                                    and supplier  lists,  catalogs,  pricing and
                                    cost information, and business and marketing
                                    plans  and  proposals),   (f)  all  computer
                                    software   (including  source  code,  object
                                    code, models,  algorithms,  data and related
                                    documentation) (whether licensed,  purchased
                                    or    internally    developed),    (g)   all
                                    information     systems    and    management
                                    procedures,   (h)  all   other   proprietary
                                    rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium);

       "Joint Venture Company"

                                    a  Sino-foreign  equity joint venture by the
                                    name  of  Shenzhen   Minghua   Environmental
                                    Protection Vehicles Co., Ltd. ( ) a company existing under the laws of the PRC;

       "Last Accounts Date"

                                    December 31, 2000;

       "Minghua Investment"

                                    Shenzhen Minghua Investment Co. Ltd. ( ), the owner of 15% of the outstanding equity interests in the Joint Venture Company

       "PRC"

                                    The People's Republic of China, which for the purpose of this Agreement, excludes Hong Kong;

       "Purchase Consideration"

                                    the  purchase  consideration  stipulated  in
                                    Clause 4.1;

       "Purchaser's  Schedule  of
        Exceptions"

                                    the schedule containing exceptions to the representations and warranties of the Parent and/or the Purchaser appearing in Schedule 2
                                    Part IIA;

       "Purchaser's Warranties"

                                    the  representations  and warranties set out
                                    in   Schedule   2  Part  II  and  any  other
                                    representations, warranties and undertakings made by or on behalf of the Purchaser in this Agreement or which have become the terms of this Agreement;

       "Sale Shares"

                                    1,000,000 Shares being the aggregate of the 1st Vendor's Shares and the 2nd Vendor's Shares;

       "Securities Act"

                                    US Securities Act of 1933, as amended;

       "Shares"

                                    shares of HK$1.00 each in the share capital of the Company and reference to "Share" shall be construed accordingly;

       "Taxation"

                                    all  forms of  taxation  including  overseas
                                    taxation  and  all  forms  of  profits  tax,
                                    interest tax, estate duty and stamp duty and
                                    all levies, imposts,  duties, charges, fees,
                                    deductions   and   withholdings   whatsoever
                                    charged  or   imposed   by  any   statutory,
                                    governmental   state,   provincial,    local
                                    government or municipal authority whatsoever and the expression "Tax" shall be construed accordingly;

       "this Agreement"

                                    this agreement for the sale and purchase of the Sale Shares, as amended from time to time;

       "US"

                                    United States of America;

       "United States Dollars"
        or the sign "US$"

                                    United States dollars;

       "Vendor"

                                    collectively  the  1st  Vendor  and  the 2nd
                                    Vendor;

       "Vendor's Schedule of Exceptions"

                                    the schedule containing exceptions to the representations and warranties of the Vendor appearing in Schedule 2 Part IA;

       "1st Vendor's Shares"

                                    900,000 Shares registered in the name of and beneficially owned by the 1st Vendor;

       "2nd Vendor's Shares"

                                    100,000 Shares registered in the name of and beneficially owned by the 2nd Vendor;

      "Vendor's Solicitors"

                                    Messrs.  Kenneth  C. C.  Man & Co.  of Suite
                                    1105,  11th  Floor,   Central  Plaza,  No.18
                                    Harbour Road, Wanchai, Hong Kong;

       "Vendor's Warranties"

                                    the  representations  and warranties set out
                                    in   Schedule   2  Part  I  and  any   other
                                    representations, warranties and undertakings made by or on behalf of the Vendor in this Agreement or which have become the terms of this Agreement.

1.2 The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporated.

1.3 References in this Agreement to Clauses, Schedules and Exhibits are references to clauses of and schedules and exhibits to, this Agreement and references to sub-clauses and paragraphs are unless otherwise stated, references to sub-clauses and paragraphs of the Clause, sub-clause or, as appropriate, the Schedule or the Exhibit in which the reference appears.

1.4 Reference to any ordinance, regulation or other statutory provision or Stock Exchange rules in this Agreement includes reference to such ordinance, regulation, provision or rule as modified, consolidated or re-enacted from time to time.

1.5      The Schedules and the Recitals shall form part of this Agreement.

2.       SALE AND PURCHASE OF THE SALE SHARES

2.1 Subject to and upon the terms and conditions of this Agreement, the Vendor shall sell and the Purchaser shall purchase the Sale Shares with effect from Completion free from all Encumbrances together with all rights now or hereafter attaching thereto including but not limited to all dividends paid, declared or made in respect thereof on or after the date of Completion.

2.2 The Purchaser shall not be obliged to purchase any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.       CONDITIONS

3.1

         (1) The Purchaser shall and shall procure that his agents shall forthwith upon the signing of this Agreement conduct such review of the assets, liabilities, operations and affairs both of the Company and the Joint Venture Company as it may reasonably consider appropriate and the Vendor shall provide and procure the Company and/or the Joint Venture Company to provide such assistance as the Purchaser or his agents may reasonably require in connection with such review so as to enable the review to be completed on or before 12:00 noon on the date falling 30 days from the date of this Agreement or such later date as the Vendor and the Purchaser may agree under Clause 3.3.

         (2) The Vendor shall and shall procure that his agents shall forthwith upon the signing of this Agreement conduct such review of the assets, liabilities, operations and affairs of the Purchaser and the Parent as it may reasonably consider appropriate and the Purchaser and the Parent shall provide such assistance as the Vendor or their respective agents may reasonably require in connection with such review so as to enable the review to be completed on or before 12:00 noon on the date falling 30 days from the date of this Agreement or such later date as the Vendor and the Purchaser may agree under Clause 3.3.

3.2      Completion is conditional upon:

         (1) the Purchaser being satisfied at its sole and absolute discretion with the results of the due diligence review to be conducted under Clause 3.1(1);

         (2)      the  Vendor  being   satisfied  at  their  sole  and  absolute
                  discretion with the results of the due diligence review to be conducted under Clause 3.1(2);

         (3) the Vendor's Warranties (save and except the Vendor's Schedule of Exceptions) remaining true and accurate in all respect;

         (4) the Purchaser's Warranties (save and except the Purchaser's Schedule of Exceptions) remaining true and accurate in all respect;

         (5) the Purchaser's receipt of an opinion from each of the Vendor's Solicitors and a legal firm practicing the laws of the PRC regarding the transactions contemplated hereby in form and substance reasonably satisfactory to the Purchaser;

         (6) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (7) the parties shall have received all authorizations, consents, and approvals of governmental authorities and third parties that are necessary in order to complete the transactions contemplated hereby;

         (8) the Company and Minghua Investment shall have entered into a stockholders agreement or similar agreement in form and substance reasonably satisfactory to the parties to this Agreement pursuant to which, among other things, Minghua Investment will grant a perpetual irrevocable proxy to the Company which permits the Company to vote all of the shares of capital stock of the Joint Venture Company held by it on all matters coming before the stockholders of the Joint Venture Company for a vote;

         (9) the Parent and the Vendor shall have entered into a registration rights agreement in form and substance reasonably satisfactory to the parties to this Agreement pursuant to which the Parent shall grant to the Vendor certain rights with respect to the registration of 28,000,000 Consideration Shares which form part of the Purchase Consideration;

         (10) Vendor shall have delivered the Vendor's Schedule of Exceptions in a form reasonably satisfactory to the Purchaser as contemplated by Clause 7.11 of this Agreement and the Purchaser shall have delivered a Purchaser's Schedule of Exceptions in a form reasonably satisfactory to the Vendor as contemplated by Clause 8.11 of this Agreement; and

         (11) Vendor shall have delivered to the Purchaser consolidated audited financial statements for the Company prepared in accordance with US Generally Accepted Accounting Principles for the period from incorporation until the Last Accounts Date and such financial statements shall be in a form suitable for filing with the U.S. Securities and Exchange Commission as required by Form 8-K promulgated under the Securities Act.

3.3 If any of the conditions set out in Clause 3.2 has not been satisfied on or before 12:00 noon on the date falling 30 days from the date of this Agreement or such later date as both the Purchaser and the Vendor may agree, this Agreement shall cease and terminate (save and except Clause 11 which shall continue to have full force and effect) and none of the parties to this Agreement shall have any obligations and liabilities hereunder against or towards one another save for any antecedent breaches of the terms hereof.

4.       CONSIDERATION

4.1 The aggregate purchase consideration for the sale and purchase of the Sale Shares shall be:-

         (1)      the  cash  sum of  US$1,000,000  (United  States  Dollars  One
                  Million); and

         (2)      28,000,000 Consideration Shares.

4.2      The Purchase Consideration shall be payable as follows:-

         (1) the Deposit shall be paid by the Purchaser within 15 Business Days after the execution of this Agreement as deposit and part payment of the Purchase Consideration in the manner provided in Clause 5.1 and the Deposit shall be governed by the terms of Clause 5; and

         (2) the balance of the Purchase Consideration being 28,000,000 Consideration Shares shall be issued by the Parent to the Vendor on Completion in the manner provided in Clause 6.

5.       DEPOSIT

5.1 The Purchaser shall, within 15 days after the signing of this Agreement, pay the Deposit in immediately available funds by way of wire transfer to, or by way of a cashier order/bank draft issued by a licenced bank in Hong Kong or US in favour of the Vendor's Solicitors who shall thereupon transfer the Deposit in the following manner:-

         (1) the Vendor's Solicitors shall transfer 90% of the Deposit to the 1st Vendor; and

         (2) the Vendor's Solicitors shall transfer 10% of the Deposit to the 2nd Vendor.

5.2   In the event that:

         (1) Any of the conditions referred to in Clause 3.2 have not been satisfied on or before 12:00 noon on the date falling 30 days from the date of this Agreement or such later date as the
                  Vendor and the Purchaser may agree, the Vendor shall immediately repay the Deposit to the Purchaser;

         (2) All the conditions referred to in Clause 3.2 have been satisfied on or before 12:00 noon on the date falling 30 days from the date of this Agreement or such later date as the Vendor and the Purchaser may agree, and Completion takes place in accordance with Clause 6, the Vendor shall retain the Deposit and treat the same as part payment of the Purchase Consideration;

         (3) All the conditions referred to in Clause 3.2 have been satisfied on or before 12:00 noon on the date falling 30 days from the date of this Agreement or such later date as the Vendor and the Purchaser may agree, and Completion does not take place in accordance with Clause 6 otherwise than as a result of the sole default of the 1st Vendor, the sole default of the 2nd Vendor or the joint default of the 1st Vendor and the 2nd Vendor, the Vendor shall retain the Deposit. The Vendor shall retain such Deposit as liquidated damages (but not as penalty) and in full and final settlement of any liabilities of the Purchaser towards the Vendor and whereupon the Vendor shall not take any action to claim for damages or to enforce specific performance or any other rights and remedies; or

         (4) All the conditions referred to in Clause 3.2 have been satisfied on or before 12:00 noon on the date falling 30 days from the date of this Agreement or such later date as the Vendor and the Purchaser may agree, and Completion does not take place in accordance with Clause 6 as a result of the sole default of the 1st Vendor, the sole default of the 2nd Vendor or the joint default of the 1st Vendor and the 2nd Vendor, the Vendor shall immediately repay the Deposit to the Purchaser.

6.       COMPLETION

6.1 Upon compliance with or fulfillment or waiver of all the conditions set out in Clause 3.2, Completion shall take place at the office of the Vendor's Solicitors at Suite 1105, 11th Floor, Central Plaza, No.18 Harbour Road, Wanchai, Hong Kong on the Completion Date at or before 3:00 p.m. or at such other place and time as both the Vendor and the Purchaser may jointly agree when all the acts and requirements set out in this Clause 6 shall be complied with.

6.2 The Vendor shall deliver or procure the delivery to the Purchaser or to its order of all the following:

         (1) instruments of transfer in respect of the transfer of the Sale Shares duly executed by the registered holder thereof in favour of the Purchaser or its nominee(s) as the Purchaser may direct, and such other documents as may be required to give a good and effective transfer of title to the Sale Shares to the Purchaser or such nominee(s) and to enable the Purchaser or such nominee(s) to become the registered and beneficial holder thereof free from all Encumbrances;

         (2)

                  (i) all statutory records and minute books (which shall be written up to date as at Completion) and other statutory records of the Company;

                  (ii) the common seal and all rubber stamps, cheque books, cheque stubs and bank statements, receipt books, all current insurance policies, books and accounts and title deeds and evidence of ownership to all assets and all current contracts and all other accounting records of the Company; and

                  (iii) all correspondence and other documents belonging to the Company (including its constitutional documents) or written authorities in favour of the Purchaser for the collection of such documents;

         (3) where directed by the Purchaser, the written resignations of all directors and company secretary of the Company together with a written acknowledgement under seal from each of them respectively in such form as the Purchaser shall require that he has no claims against the Company whether by way of compensation, remuneration, severance payments, expenses, damages or otherwise;

         (4) copy, certified as true and complete by a director of the Company, of resolution of the board of directors approving the matter referred to in Clause 6.3;

         (5) a cheque drawn in favour of The Government of the Hong Kong Special Administrative Region for the sum equivalent to the Vendor's share of stamp duty for the Sale Shares.

6.3 The Vendor shall procure a meeting of the board of directors of the Company at which such matters shall be dealt with and resolved upon as the Purchaser shall require for the purposes of giving effect to the provisions of this Agreement including without limitation, (1) the acceptance of the resignation of the directors of the Company as provided under Clause 6.2(3) above; (2) the appointment of such persons nominated by the Purchaser as directors and secretary of the Company with effect from the date of Completion; and (3) the amendment of the signatories and bank mandates for all accounts maintained by the Company with banks and financial institutions in such manner as the Purchaser may require.

6.4 Against compliance and fulfillment of all acts and the requirements set out in Clauses 6.2 and 6.3, the Parent shall forthwith:

         (1) deliver to the 1st Vendor or to such other person or persons as the 1st Vendor may direct original share certificates for 25,200,000 Consideration Shares free from all Encumbrances other than transfer restrictions in relation to the transfer of 28,000,000 Consideration Shares (which form part of the Purchase Consideration) or any part thereof arising under the Securities Act ("Transfer Restrictions") with the name of the 1st Vendor or his nominee(s) as the 1st Vendor may direct registered as the beneficial holder(s) thereof, and such other documents as may be required to give a good and effective transfer of title to 25,200,000 Consideration Shares to the 1st Vendor or such nominee(s) and to enable the 1st Vendor or such nominee(s) to become the registered and beneficial holder thereof free of all Encumbrances other than the Transfer Restrictions;

         (2) deliver to the 2nd Vendor or to such other person or persons as the 2nd Vendor may direct original share certificates for 2,800,000 Consideration Shares free from all Encumbrances other than the Transfer Restrictions with the name of the 2nd Vendor or his nominee(s) as the 2nd Vendor may direct registered as the beneficial holder(s) thereof, and such other documents as may be required to give a good and effective transfer of title to 2,800,000 Consideration Shares to the 2nd Vendor or such nominee(s) and to enable the 2nd Vendor or such nominee(s) to become the registered and beneficial holder thereof free of all Encumbrances other than the Transfer Restrictions; and

         (3) deliver to the Vendor a copy, certified true and complete by an authorized officer of the Parent, of resolutions of the board of directors of the Parent approving this Agreement and all other transactions contemplated under this Agreement.

6.5 Against compliance and fulfillment of all acts and the requirements set out in Clauses 6.2 and 6.3, the Purchaser shall forthwith:-

         (1) produce to the Vendor instrument of transfer and bought and sold notes in respect of the Sale Shares duly executed by the Purchaser or its nominees;

         (2) deliver to the Vendor a copy, certified true and complete by an authorized officer of the Purchaser, of resolutions of the board of directors of the Purchaser approving this Agreement and all other transactions contemplated under this Agreement; and

         (3) a cheque drawn in favour of The Government of the Hong Kong Special Administrative Region for the sum equivalent to the Purchaser's share of stamp duty for the Sale Shares.

6.6 Upon due and complete performance by the Parent of its obligations under Clause 6.4(1) and (2), the Purchaser shall be deemed to have duly fulfilled its payment obligation under Clause 4.1(2).

6.7 The original share certificates for 25,200,000 Consideration Shares and the original share certificates for 2,800,000 Consideration Shares shall contain a legend with reference being made to the Securities Act whereby such reference shall contain wordings which are substantially similar to the following:-

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT COVERING THE SECURITIES IS FILED AND EFFECTIVE OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE."

7.       VENDOR'S WARRANTIES

7.1 Both the 1st Vendor and the 2nd Vendor, jointly and severally warrant to the Purchaser that save and except in respect of all matters, documents and/or information disclosed to the Purchaser on the Schedule of Exceptions attached hereto as Schedule 2 Part IA ("the Vendor's Schedule of Exceptions"), the Vendor's Warranties set out in Schedule 2
         Part I are true and accurate in all material respects as at the date hereof and will continue to be so up to and including the time of Completion and the Vendor hereby further acknowledges that the Purchaser in entering into this Agreement is relying on the Vendor's Warranties. For the avoidance of doubt, the Vendor makes no warranty in respect of all matters, documents and/or information disclosed to the Purchaser or its agents as exceptions from the Vendor's Warranties as set out in the Vendor's Schedule of Exceptions and the Purchaser hereby confirm and agree that it has no right to make any claim or demand in respect of all such matters, documents and/or information.

7.2 Each of the Vendor's Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no clause contained in this Agreement governs or limits the extent or application of any other clause.

7.3 The rights and remedies of the Purchaser in respect of any breach of the Vendor's Warranties shall not be affected by Completion of the purchase of the Sale Shares, by any investigation made by or on behalf of the Purchaser into the affairs of the Company, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorized written waiver or release.

7.4 The Vendor hereby undertakes jointly and severally to indemnify and keep indemnified the Purchaser against any Adverse Consequences suffered by the Purchaser as a result of or in connection with any breach of any of the Vendor's Warranties provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of the Purchaser in relation to any such breach of the Vendor's Warranties and all such other rights and remedies are hereby expressly reserved to the Purchaser.

7.5 Any claim by the Purchaser in connection with the Vendor's Warranties ("a Vendor's Warranty Claim") shall not be made unless the amount of the damages in respect of such Vendor's Warranty Claims exceeds in aggregate the sum of US$100,000.00 at which point, the Vendor shall be liable back to the first dollar of such claim;

7.6      The Purchaser shall not be entitled to make any Vendor's Warranty Claim

         (A) to the extent that provision for the matter or liability which would otherwise give rise to the claim in question has been made in the Accounts or has otherwise specifically been taken account of in the Accounts;

         (B) if the claim would not have arisen but for a change in legislation made after the date of Completion; and

         (C)      to  the  extent  that  the  relevant  matters,   documents  or
                  information have been disclosed to the Purchaser or its agent in the Vendor's Schedule of Exceptions.

7.7 The Vendor shall both before and after the date of Completion promptly notify the Purchaser in writing of any matter or thing of which the Vendor becomes aware which is a breach of or inconsistent with any of the Vendor's Warranties.

7.8 Where any of the Vendor's Warranties are qualified as being "to the best of the information, knowledge and belief of the Vendor" or "so far as the Vendor is aware" or by any other similar expression, such Vendor's Warranty is deemed to have been made or given to the best of knowledge, information and belief of the Vendor after making due and careful enquiry.

7.9 The maximum aggregate liability of the Vendor in respect of all Vendor's Warranty Claims shall not exceed the Purchase Consideration. The Vendor's Warranties shall survive Completion but no Vendor's
         Warranty Claims may be brought against the Vendor in respect of any breach of Vendor's Warranties unless written notice of such Vendor's Warranty Claim specifying the particulars of such claim has been received by the Vendor on or before the expiration of eighteen (18) months from the date of execution of this Agreement.

7.10 The Vendor shall not be liable for breach of any Vendor's Warranties by reason of any act done by or omission or default of the Purchaser or the Joint Venture Company occurring after the execution of this Agreement.

7.11 The Purchaser acknowledges that the Vendor has not yet delivered the Vendor's Schedule of Exceptions to the Purchaser or its agent as contemplated by this Clause 7. The Vendor shall deliver the Vendor's Schedule of Exceptions to the Purchaser at least 10 days prior to Completion. The Purchaser shall have the opportunity during such 10 day period to review and comment on the Vendor's Schedule of Exceptions and the parties to this Agreement shall use their best efforts to resolve any concerns or comments that the Purchaser may have with the Vendor's Schedule of Exceptions.

8.       PURCHASER'S WARRANTIES

8.1 Both the Parent and Purchaser jointly and severally warrants to the Vendor that save and except in respect of all matters, documents and/or information disclosed to the Vendor on the Schedule of Exceptions attached hereto as Schedule 2 Part IIA ("the Purchaser's Schedule of Exceptions"), the Purchaser's Warranties set out in Schedule 2 Part II are true and accurate in all material respects as at the date hereof and will continue to be so up to and including the time of Completion and the Parent and the Purchaser hereby further acknowledges that the Vendor in entering into this Agreement is relying on the Purchaser's Warranties. For the avoidance of doubt, the Parent and the Purchaser makes no warranty in respect of all matters, documents and/or information disclosed to the Vendor or its agents as exceptions to the Purchaser's Warranties as set out in the Purchaser's Schedule of Exceptions and the Vendor hereby confirm and agree that it has no right to make any claim or demand in respect of all such matters, documents and/or information.

8.2 Each of the Purchaser's Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no clause contained in this Agreement governs or limits the extent or application of any other clause.

8.3 The rights and remedies of the Vendor in respect of any breach of the Purchaser's Warranties shall not be affected by completion of the purchase of the Sale Shares, by any investigation made by or on behalf of the Vendor into the affairs of the Company, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release.

8.4 The Parent and the Purchaser hereby jointly and severally undertake to indemnify and keep indemnified the Vendor against any Adverse Consequences suffered by the Vendor as a result of or in connection with any breach of any of the Purchaser's Warranties provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of the Vendor in relation to any such breach of the Purchaser's Warranties and all such other rights and remedies are hereby expressly reserved to the Vendor.

8.5 Any claim by the Vendor in connection with the Purchaser's Warranties ("a Purchaser's Warranty Claim") shall not be made unless the amount of the damages in respect of such Purchaser's Warranty Claims exceeds in aggregate the sum of US$100,000.00 at which point, the Vendor shall be liable back to the first dollar of such claim;

8.6      The Vendor shall not be entitled to make any Purchaser's Warranty Claim

         (A) If the claim would not have arisen but for a change in legislation made after the date of Completion; and

         (B)      to  the  extent  that  the  relevant  matters,   documents  or
                  information have been disclosed to the Purchaser or its agent in the Vendor's Schedule of Exceptions.

8.7 The Parent and the Purchaser shall both before and after the date of Completion promptly notify the Vendor in writing of any matter or thing of which the Parent and/or the Purchaser becomes aware which is a breach of or inconsistent with any of the Purchaser's Warranties.

8.8 Where any of the Purchaser's Warranties are qualified as being "to the best of the information, knowledge and belief of the Parent and/or the Purchaser" or "so far as the Parent and/or the Purchaser is aware" or by any other similar expression, such Purchaser's Warranty is deemed to have been made or given to the best of knowledge, information and belief of the Parent and/or the Purchaser after making due and careful enquiry.

8.9 The maximum aggregate liability of the Parent and/or the Purchaser in respect of all Purchaser's Warranty Claims shall not exceed the Purchase Consideration. The Purchaser's Warranties shall survive Completion but no Purchaser's Warranty Claims may be brought against the Parent and/or the Purchaser in respect of any breach of Purchaser's Warranties unless written notice of such Purchaser's Warranty Claim specifying the particulars of such claim has been received by the Parent and/or the Purchaser on or before the expiration of eighteen
         (18) months from the date of execution of this Agreement.

8.10 The Parent and/or the Purchaser shall not be liable for breach of any Purchaser's Warranties by reason of any act done by or omission or default of the Vendor occurring after the execution of this Agreement.

8.11 The Vendor acknowledges that the Parent and/or the Purchaser has not yet delivered the Purchaser's Schedule of Exceptions to the Vendor as contemplated by this Clause 8. The Parent and/or the Purchaser shall deliver the Purchaser's Schedule of Exceptions at least 10 days prior to Completion. The Vendor shall have the opportunity during such 10 day period to review and comment on the Purchaser's Schedule of Exceptions and the parties to this Agreement shall use their best efforts to resolve any concerns or comments that the Vendor may have with the Purchaser's Schedule of Exceptions.

9.       FACSIMILE EXECUTION

           Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

10.      FURTHER ASSURANCE

10.1 The Vendor covenant that they shall execute and perform such further documents and acts as the Purchaser may reasonable require effectively to vest the beneficial and registered ownership of the Sale Shares in the Purchaser or any of its nominee or nominees free from all Encumbrances and with all rights now and hereafter attaching thereto and otherwise to give effect to the Vendor's obligations under this Agreement.

10.2 Both the Parent and the Purchaser jointly and severally covenant that each of them shall execute and perform such further documents and acts as the 1st Vendor or the 2nd Vendor may reasonable require effectively to vest the beneficial and registered ownership of (1) 25,200,000 Consideration Shares in the 1st Vendor or any of his nominee or nominees and (2) 2,800,000 Consideration Shares in the 2nd Vendor or any of his nominee or nominees, both of which free from all
         Encumbrances (other than transfer restrictions arising under the Securities Act) and with all rights now and hereafter attaching thereto and otherwise to give effect to the each of the Parent's and the Purchaser's obligations under this Agreement.

11.      CONFIDENTIALITY AND ANNOUNCEMENTS

11.1 The Purchaser will, and will cause its associates and advisers to, treat in confidence all non-public information regarding the Company contained in written documents and materials ("Confidential Material") which they may obtain from the Company or the Joint Venture Company and in the event that Completion is not effected and this Agreement is rescinded or otherwise terminated, will return such Confidential Material to the Company or the Joint Venture Company. The Purchaser may disclose Confidential Information if, and only to the extent required by applicable law or exchange or automatic quotation system rules.

11.2 The Vendor hereby undertakes to the Purchaser that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law, or to officers or employees of the Company whose province it is to know the same or on the instructions of the board of directors of the Company, any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company, the Joint Venture Company, the Purchaser or the Parent which may be within or may come to their knowledge and they shall use their reasonable endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

11.3 No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless an announcement is required pursuant to any applicable law or the requirements of any recognised stock exchange or automatic quotation system.

12.      NOTICES

12.1 Any notice consent and the like required or permitted to be given or served under this Agreement may be given or served by facsimile or by leaving the same with or sending the same by registered post to the party to or on which the same is to be given or served at the address specified opposite the name of that party or at such other address as that party shall specify by written notice given to the other party as provided in this Clause:-

           If to the 1st Vendor:
           Address:      c/o Suite 1105, 11th Floor, Central Plaza, No.18
           Harbour Road, Wanchai, Hong Kong.

           If to the 2nd Vendor:
           Address:      4th Floor, Tuen Mun Centre Building, No.12 Yan Ching
           Street, Tuen Mun, New Territories, Hong Kong.

           If to the Purchaser or the Parent:
           Address:      515, Madison Avenue, New York N.Y. 10022,
           United States of America.

12.2 All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

           Means of despatch                         Time of deemed receipt
           -----------------                         ----------------------
           Local mail or courier                     24 hours
           Facsimile                                 on despatch
           Air courier/Speedpost                     3 days
           Airmail                                   5 days

13.   SEVERABILITY

         If any part of this Agreement becomes invalid, illegal or unenforceable the parties hereto shall in such an event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible validly gives effect to their intentions as expressed herein.

14.   CAPACITY

         Each party to this Agreement hereby warrants to the other such party that it has full capacity to enter into this Agreement and that such entry does not in any way violate any provision of law, statute, rule, regulation, judgement, writ, injunction, decree or order applicable to it; that this Agreement does not conflict and will not result in the breach or termination of any provision of, or constitute a default under any mortgage, contract or other undertaking binding on it; and will not result in the creation of any liability, charge or Encumbrance whatsoever upon any of its properties or other assets save as contemplated herein.

15.   ENTIRE AGREEMENT

         This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations (whether written or otherwise) and discussions between the parties relating thereto.

16.   AMENDMENTS

         Save as expressly provided herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by the 1st Vendor, the 2nd Vendor, a duly authorised representative of each of the Parent and the Purchaser.

17.   WAIVER

         The failure or delay of a party hereto to exercise or enforce any right, power, privilege or remedy whatsoever, howsoever or otherwise conferred upon it by this Agreement shall not be deemed to be a waiver of any such right or operate so as to bar the exercise or enforcement thereof at any time or times thereafter, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver shall be effective unless it is in writing. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

18.   COUNTERPARTS

         This Agreement may, be signed in any number of counterparts, all of which taken together shall constitute one and the same Agreement. Any party may enter into this Agreement by signing any such counterpart.

19.      ASSIGNMENT

         This Agreement shall not be capable of being assigned by any party without the written consent of the other parties.

20.      TIME OF THE ESSENCE

         Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may, by agreement in writing between the parties hereto, be substituted therefor.

21.      COSTS AND STAMP DUTY

21.1 Each party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

21.2 The Vendor and the Purchaser shall each bear one-half of all applicable stamp duties payable, arising from or as the result of the transactions contemplated hereby.

22.      GOVERNING LAW

           This Agreement shall be governed by and construed in accordance with the laws of New York in US.

23.      JURISDICTION

23.1 Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in the State of New York in US, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

23.2 The submission to the jurisdiction of the court referred to Clause 23.1 shall not (and shall not be construed so as to) limit the right of the parties to this Agreement to take proceedings in any other court of competent jurisdiction (including Hong Kong) nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

           IN WITNESS whereof the parties have executed this Agreement the day and year first before written.

THE 1ST VENDOR

SIGNED by LI CHUQUAN (holder                       )
of Passport No.140020398) in the                   )
presence of:                                       )


/s/ Tang Wai Kgong Simom
--------------------
Tang Wai Kgong Simom, Solicitor, Hong Kong

THE 2ND VENDOR

SIGNED by CHAN KUEN KWONG                          )
(holder of Hong Kong Identity Card                 )
No.C320088(2)) in the presence of:-                )


/s/ Tang Wai Kgong Simom
--------------------
Tang Wai Kgong Simom, Solicitor, Hong Kong

THE PARENT

SIGNED by LUI CHI HO RONALD                        )
as President of and for and on behalf              )
of PANAGRA INTERNATIONAL                           )
CORPORATION   )
in the presence of:-                               )


/s/ Louis A. Bevilacqua
--------------------
Louis A. Bevilacqua, Esq.

THE PURCHASER

SIGNED by LUI CHI HO RONALD                        )
as President of and for and on behalf of           )
MINGHUA ACQUISITION CORP.                          )
in the presence of:-                               )



/s/ Louis A. Bevilacqua
--------------------
Louis A. Bevilacqua, Esq.

                                   SCHEDULE 1

                                   THE COMPANY


Part 1 - The Company
-------------------
Name                          :     MING     HUA      GROUP      INTERNATIONAL
                                    HOLDING      (HONG      KONG)      LIMITED


Place of Incorporation        :     Hong Kong

Registered Office:            :     Suite 1105, 11th Floor, Central Plaza,
                                    No.18 Harbour Road, Wanchai, Hong Kong

Directors                     :     Li Chuquan
                                    Chan Kuen Kwong

Authorised Share Capital      :     HK$1,000,000.00

Issued Share Capital          :     HK$1,000,000.00 divided into 1,000,000
                                    shares of HK$1.00 each.

Shareholders                  :     (1)   Li Chuquan holding 90% of the issued
                                          share capital of the Company; and

                                    (2)   Chan Kuen Kwong holding 10% of the
                                          issued share capital of the Company.

                                   SCHEDULE 2

                                     PART I

                               VENDOR'S WARRANTIES


REPRESENTATIONS AND WARRANTIES REGARDING THE VENDOR

1. Authorization of Transaction. Each of the 1st Vendor and the 2nd Vendor has full power and authority to execute and deliver this Agreement and to perform his respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the 1st Vendor and the 2nd Vendor, enforceable in accordance with its terms and conditions. Neither the 1st Vendor nor the 2nd Vendor need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any governmental authority in order to consummate the transactions contemplated by this Agreement.

2. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority to which either the 1st Vendor or the 2nd Vendor is subject.

3. Brokers' Fees. Neither the 1st Vendor nor the 2nd Vendor has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser or the Parent could become liable or obligated.

4.  Company  Shares.  The 1st  Vendor  owns  beneficially  and of record the 1st
Vendor's Shares and the 2nd Vendor owns beneficially and of record the 2nd Vendor's Shares, free and clear of any Encumbrances, Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Neither the 1st Vendor nor the 2nd Vendor is a party to any option, warrant, purchase right, or other contract or commitment that could require the 1st Vendor, the 2nd Vendor or the Company to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Neither the 1st Vendor nor the 2nd Vendor is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

REPRESENTATIONS  AND  WARRANTIES  REGARDING  THE COMPANY  AND THE JOINT  VENTURE
COMPANY

5. Organization and Corporate Matters. The Company has been duly incorporated and is validly existing under the laws of Hong Kong and is not in receivership or liquidation, and that it has taken no steps to enter into liquidation and no petition has been presented for winding up the Company. The copies of the Memorandum and Articles of the Company which have been produced to the Purchaser are accurate and complete in all material respects. So far as the Vendor is aware, the Company has complied with its Memorandum and Articles of Association in all material respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised. The Register of Members and all other statutory books of the Company are up to date and contain true, full and accurate records of all matters required to be dealt with therein and all annual or other returns required to be filed with all relevant government authorities have been properly filed within any applicable time limit. All corporate or other documents required to be filed or registered in respect of the Company have been duly filed as appropriate. The statutory books and minute books of the Company has not received any application or request for rectification of the register of members and compliance has been made with all other legal requirements concerning the Company relating to issues of shares, debentures or other securities thereof. So far as the Vendor is aware, the business of the Joint Venture Company is not in contravention of any laws, rules and regulations of the PRC.

6. Capitalization. The entire authorized capital stock of the Company consists of 1,000,000 ordinary shares, of which the same are issued and outstanding. All of the issued and outstanding ordinary shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record respectively by the 1st Vendor and the 2nd Vendor. There are no outstanding or authorized options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. The Company has an equity interest of 85% of and in the Joint Venture Company whereas Minghua Investment holds the remaining 15% equity interest of and in the Joint Venture Company. There are no outstanding or authorized options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Joint Venture Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Joint Venture Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Joint Venture Company.

7. Company and Joint Venture Company Noncontravention. Neither the execution and the delivery of this Agreement and the documents referenced herein, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority to which the Company or the Joint Venture Company is subject or any provision of the Company's or the Joint Venture Company's constituent instruments or (ii) conflict with, result in a breach of, constitute a default under, terminate, modify, or cancel, or require any notice under any material agreement, permit or other arrangement to which the Company or the Joint Venture Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets). Neither the Company nor the Joint Venture Company needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order for the parties to this Agreement to consummate the transactions contemplated by this Agreement or continue the effectiveness of permits relating to the business following Completion.

8. No Company or Joint Venture Company Brokers' Fees. Neither the Company nor the Joint Venture Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

9. Title to Assets. The Company and the Joint Venture Company have good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Accounts or acquired after the date thereof.

10. Subsidiaries. Other than the Joint Venture Company, the Company does not control, directly or indirectly, or have any direct or indirect equity participation in any other entity. The Joint Venture Company does not control, directly or indirectly, or have any direct or indirect equity participation in any other entity.

11. Accounts. The Accounts have been prepared using Hong Kong generally accepted accounting principles based upon the books and records of the Company applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates on a consolidated basis and the results of operations of the Company and the Joint Venture Company for such periods, are consistent with the books and records of the Company (which books and records are correct and complete).

12. Events Subsequent to Last Accounts Date. Since the Last Accounts Date, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company or the Joint Venture Company. Without limiting the generality of the foregoing, since that date:

         (i) neither the Company nor the Joint Venture Company have sold, leased, transferred, or assigned any of their respective assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

         (ii) neither the Company nor the Joint Venture Company have entered into any agreement, contract, lease, pricing arrangement or license (or series of related agreements, contracts, leases, arrangements and licenses) either involving more than US$50,000 or outside the ordinary course of business;

         (iii) no party (including the Company and the Joint Venture Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than US$50,000 to which the Company or the Joint Venture Company is a party or by which it or its respective assets is bound;

         (iv) neither the Company nor the Joint Venture Company has imposed or permitted any Encumbrance upon any of its assets, tangible or intangible;

         (v) neither the Company nor the Joint Venture Company has made any capital expenditure (or series of related capital expenditures) either involving more than US$50,000 or outside the ordinary course of business;

         (vi) neither the Company nor the Joint Venture Company has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other entity (or series of related capital investments, loans, and acquisitions) either involving more than US$50,000 or outside the ordinary course of business;

         (vii) neither the Company nor the Joint Venture Company has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than US$50,000 in the aggregate or outside the ordinary course of business;

         (viii) neither the Company nor the Joint Venture Company has delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

         (ix) neither the Company nor the Joint Venture Company has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than US$50,000 or outside the ordinary course of business;

         (x) there has been no change made or authorized in the constituent instruments of the Company or the Joint Venture Company;

         (xi) neither the Company nor the Joint Venture Company has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         (xii)    neither  the  Company  nor  the  Joint  Venture   Company  has
                  declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

         (xiii) neither the Company nor the Joint Venture Company has experienced any damage, destruction, or loss (whether or not covered by insurance) individually, in the aggregate, more than US$50,000 to its property;

         (xiv) neither the Company nor the Joint Venture Company has made any loan to, or entered into any other transaction with, any of its directors, officers, employees or stockholders outside the ordinary course of business;

         (xv) neither the Company nor the Joint Venture Company has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (xvi) neither the Company nor the Joint Venture Company has granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business or made any other change in employment terms for any of its directors, officers, or employees outside the ordinary course of business;

         (xvii) neither the Company nor the Joint Venture Company has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

         (xviii) neither the Company nor the Joint Venture Company has made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

         (xix) no material customer, supplier, representative, distributor, lessee, or lessor has terminated or given notice of its intent to terminate its relationship with the Company or the Joint Venture Company; and

         (xx) there has not been any failure to act outside the ordinary course of business involving the Company or the Joint Venture Company; and

         (xxi)    neither  the  Company  nor  the  Joint  Venture   Company  has
                  committed to any of the foregoing.

13. Undisclosed Liabilities. Neither the Company nor the Joint Venture Company has any material liability (whether accrued or unaccrued, contingent or not contingent, known or unknown), except for (i) liabilities set forth in the Accounts and (ii) labilities which have arisen after the Last Accounts Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

14. Legal Compliance.

         (i) The Company and the Joint Venture Company have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all governmental authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or the Joint Venture Company alleging any failure so to comply.

         (ii) The Company and the Joint Venture Company is in compliance with the terms and conditions of the application of, all franchises, consents, approvals, licenses, permits, certificates and other authorizations ("Permits") from any governmental authority that are necessary for the ownership of its assets and the conduct of its respective business as presently conducted in the ordinary course of business. With respect to each such Permit: (A) neither the Company nor the Joint Venture Company is in breach or default, and, so far as the Vendor is aware, no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or permit termination of the Permit; and (B) in relation to Permits which have, as at the date of this Agreement, been duly approved by the governmental authorities or other relevant authorities, the same will continue in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

15. Tax Matters. The Accounts contain appropriate provision for Taxation, including deferred or provisional Taxation liable to be assessed on the Company or the Joint Venture Company for the accounting period ended on the Last Accounts Date or for any subsequent period (on the basis of the rates of tax and taxation statutes in force at the Last Accounts Date) in respect of any transaction, event or omission occurring or any income or profits or gains earned, accrued or received by the Company on or prior to the Last Accounts Date or for which the Company is accountable up to such date. Since the Last Accounts Date no further liability or contingent liability for Taxation has arisen. As at the Last Accounts Date, the Company has not received any demand for payment of any taxes and are under no liability to pay any penalty or interest in connection therewith.

16. Real Property. With respect to each parcel of real property owed by the Company or the Joint Venture Company (if any):

         (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

         (ii) there are no pending or, the Vendor is aware threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

         (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

         (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

         (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

         (vi) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

         (vii) there are no parties (other than the Company and the Joint Venture Company) in possession of the parcel of real property, other than tenants under any leases disclosed in Schedule of Exceptions who are in possession of space to which they are entitled;

         (viii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

         (ix) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

The Schedule of Exceptions lists and describes briefly all real property leased or subleased to any of the Company or the Joint Venture Company. With respect to each lease and sublease listed in the Schedule of Exceptions (if any):

         (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

         (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder

         (iv) no party to the lease or sublease has repudiated any provision thereof;

         (v)      there  are  no  disputes,  oral  agreements,   or  forbearance
                  programs in effect as to the lease or sublease;

         (vi)     with  respect  to  each  sublease,   the  representations  and
                  warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

         (vii) none of the Company and the Joint Venture Company has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

         (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

         (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

         (x) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Encumbrance except for restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

17.   Intellectual Property.

         (i) Save as disclosed in the Vendor's Schedule of Exceptions, the Company and the Joint Venture Company own all right, title and interest in and to, or all rights to use pursuant to license, sublicense, contract or permission, all Intellectual Property necessary for their respective businesses as now conducted and/or as proposed to be conducted (the "Company and JV Intellectual Property") free and clear of any Encumbrances, licenses or other restrictions. The Schedule of Exceptions contains a complete list of patents and pending patent applications, trademarks (registrations, applications and common law), service marks (registrations, applications and common law), trade names, corporate names, domain names, licenses and copyrights (registrations, applications and statutory) included in the Company and JV Intellectual Property.

         (ii)     Save as disclosed in Vendor's Schedule of Exceptions:

                  (a)      there  are  no  outstanding  options,   licenses,  or
                           agreements of any kind relating to the Company and JV Intellectual Property;

                  (b) the Company and the Joint Venture Company have the right to require the applicant of any Company and JV Intellectual Property which is tendering an application, including, but not limited to, invention disclosures, patent applications, trademark applications, service mark applications, copyright applications, or mask work applications, to transfer ownership to the Company or the Joint Venture Company of the application and of the registration once it issues;

                  (c) all registered patents, trademarks, service marks, domain names, copyrights and mask works are valid and subsisting and in full force and effect;

                  (d) the consummation of the transactions contemplated hereby will not later, impair, or result in the loss of any rights or interests of the Company or the Joint Venture Company in any Company and JV Intellectual Property and all such Company and JV Intellectual Property will be owned or available for use by the Company or the Joint Venture Company, as applicable, on identical terms and conditions immediately subsequent to Completion;

                  (e) neither the Company nor the Joint Venture Company has, and the continued operation of businesses of the Company and the Joint Venture Company as now conducted and/or as proposed to be conducted will not, interfere with, infringe upon, violate, or misappropriate any Intellectual Property rights of third parties, and neither the Company nor the Joint Venture Company has received any charge, complaint, claim, demand or notice so alleging (including any claim that the Company or the Joint Venture Company must license or refrain from using any Intellectual Property rights of any third party);

                  (f) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been made, is pending, or, so far as the Vendor is aware, is threatened which challenges the legality, validity, enforceability, use or ownership of any Company and JV Intellectual Property;

                  (g) the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to any Company and JV Intellectual Property;

                  (h) none of the Company and JV Intellectual Property is subject to any outstanding order, judgment or agreement restricting in any manner the use or licensing thereof by the Company or the joint Venture Company; and

                           (iii) so far as the Vendor is aware, no third party has interfered with, infringed upon, violated, or misappropriated any Company and JV Intellectual Property;

18.   Trading and General Commercial Matters.

         (i) Save as described in the Vendor's Schedule of Exceptions, the Company has never entered into, and is not, as at the date hereof, party to :-

                  (a) any contracts not made in the ordinary course of business;

                  (b) any contracts for the purchase of materials, supplies or equipment;

                  (c)      any  sales   agency,   distribution,   or  purchasing
                           agreements;

                  (d)      any agency or partnership arrangement; or

                  (e)      any contract  involving  payment to or from the Joint
                           Venture   Company   or  the   Company  in  excess  of
                           US$50,000.00.

         (ii) As at the date hereof, the Vendor has provided to the Purchaser full and accurate details of each bank, or other financial institution at which the Company has accounts and the names of all person authorised to draw thereon.

         (iii) The Company is not in default under any provision of any contract or agreement to which it is a party or by which it is bound and no event has occurred which constitutes a default, or which with the giving of notice or the passage of time or otherwise, would constitute a default under such contract or agreement or which would require the premature repayment of any loans or other amounts due thereunder.

         (iv) So far as the Vendor is aware, the books and records of the Company accurately present and reflect in accordance with generally accepted accounting principles and standards within the Company's jurisdictions of incorporation and all transactions entered into by the Company or to which it has been a party and all documents which are subject to stamp or similar duty have been duly stamped.

         (v) So far as the Vendor is aware, the Company is not the subject of any official investigation or inquiry and there are no facts which are likely to give rise to any such investigation or inquiry.

         (vi) So far as the Vendor is aware, the Company has at all times carried on its businesses in compliance with all applicable laws and regulations and the Company has not committed any criminal offence or any tort or any breach of the requirements or conditions of any statute, treaty, regulation, bye-law or other obligation relating to the Company, or the carrying on of its businesses and without prejudice to the generality of the foregoing, the Company has obtained all licences and consents necessary for the carrying on of its businesses, and all such licences and consents are valid and subsisting and as far as the Vendor is aware, there is no reason why any of them should be suspended, cancelled or revoked.

19. Notes and Accounts Receivable. All notes and accounts receivable of the Company and the Joint Venture Company are reflected properly on their books and records, are valid receivables subject to no set off or counterclaim, are subject to adequate reserves, and had arisen in the ordinary course of business of the Company or the Joint Venture Company, as applicable for bona fide services rendered or products sold.

20. Insurance. The Company and the Joint Venture Company have sufficient insurance in place as is customary for companies having business and assets similar to the business and assets of the Company and the Joint Venture Company. This insurance will remain in place immediately following Completion.

21.   Litigation.

         (i) The Company is not involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings (apart from those arising in the ordinary course of business) or in any proceedings before any tribunal and no such proceedings are threatened or pending.

         (ii)     So far  as  the  Vendor  is  aware,  there  are  no  facts  or circumstances which are likely to result in any such proceedings being brought by or against the Company against any person for whose acts or defaults the Company may be vicariously liable.

         (iii) There is no unsatisfied, court order or tribunal or arbitral award outstanding against the Company and no distress, execution or process has been levied on any part of their businesses or assets.

22. Employees. So far as the Vendor is aware, no executive, key employee, or group of employees has any plans to terminate employment with the Company or the Joint Venture Company. There is no past, existing, threatened or pending dispute involving the Company or the Joint Venture Company and any group or category of its respective employees and there is no arrangement between the Company or the Joint Venture Company and any trade union or organization representing any such employees. No circumstances have arisen under which the Company or the Joint Venture Company is required to pay, or is likely to be required to pay, damages in relation to the dismissal of or to reinstate or re-engage any former employee. There are no existing service or other agreements or contracts between the Company or the Joint Venture Company and any officers or employees which cannot be fairly and properly terminated by 3 calendar months' notice or less without giving rise to any claim for damages or compensation and neither the Company nor the Joint Venture Company has any scheme or arrangement for the payment of bonuses to employees and the Company and the Joint Venture Company has complied with all its obligations under all ordinances and regulations, codes, orders, awards and agreements in connection with their employees. There are no share option or share incentive or similar schemes for any officers or employees of the Company or the Joint Venture Company. Neither the Company nor the Joint Venture Company maintains any employee benefit plans.

23. Environmental, Health, and Safety Matters. The Company and the Joint Venture Company have complied and are in compliance in all material respects with all environmental, health, and safety requirements under applicable law. Neither the Company nor the Joint Venture Company has received any written or oral notice, report or other information regarding any actual or alleged violation of environmental, health, and safety requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under environmental, health, and safety requirements. Neither the Company nor the Joint Venture Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any environmental, health, and safety requirements.

24. Disclosure.  The representations and warranties contained in this Part IA of
Schedule 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Part IA of Schedule 2 not misleading.

                                   SCHEDULE 2

                                     PART IA

                         VENDOR'S SCHEDULE OF EXCEPTIONS


To be provided at a later date in accordance with Section 7.11 of the Agreement.

                                   SCHEDULE 2

                                     PART II

                             PURCHASER'S WARRANTIES


REPRESENTATIONS AND WARRANTIES REGARDING THE PARENT AND THE PURCHASER

1. Organization, Qualification, and Corporate Power. Both the Purchaser and the Parent are corporations duly organized, validly existing, and in good standing under the jurisdictions of their respective incorporation. Except as set forth in the Purchaser's Schedule of Exceptions, both the Purchaser and the Parent are duly authorized to conduct business and are in good standing under the laws each jurisdiction where such qualification is required. The Parent and the Purchaser each have full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Other than the Purchaser, the Parent has no subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in any entity. The Parent and the Purchaser have delivered to the Vendor correct and complete copies of the Certificate of Incorporation and bylaws of the Purchaser and the Parent (as amended to date). Neither the Purchaser nor the Parent is in default under or in violation of any provision of its Certificate of Incorporation or bylaws.

2.    Capitalization.

         (i) The entire authorized capital stock of the Parent consists of 40,000,000 shares of Common Stock US$0.01 par value per share, of which 11,100,000 common shares are issued and outstanding.

         (ii) All of the issued and outstanding common shares have been duly authorized, are validly issued, fully paid, and nonassessable and have been issued in compliance with applicable laws, including, without limitation, applicable federal and state securities laws.

         (iii) Except for the Warrant to Purchase Common Stock, dated April 2, 2004, by the Parent in favor of First Pacific Capital Ltd. for the purchase of 500,000 shares of the Company's Common Stock at a price per share equal to US$0.20, there are no outstanding or authorized options, warrants, preemptive
                  rights,  purchase  rights,   subscription  rights,  conversion
                  rights, exchange rights, or other rights or contracts or commitments that could require the Parent to issue, sell, or otherwise cause to become outstanding any of its capital stock, nor are there any outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Parent or securities exercisable or exchangeable for, or convertible into, capital stock of the Parent, nor is the Parent committed to issue any such option, warrant, right or security.

         (iv) There are no agreements relating to the voting, purchase or sale of capital stock (a) between or among the Parent and any of its stockholders, (b) between or among the Parent and any third party, or (c) to the best knowledge of the Parent between or among any of the Parent's stockholders. The Parent is not a party to any agreement granting any stockholder of the Parent the right to cause the Parent to register shares of the capital stock of the Parent held by such stockholder under the Securities Act. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Parent.

         (v) All of the outstanding capital stock of the Purchaser is registered in the name of and beneficially owned by the Parent.

3. Noncontravention. Neither the execution and the delivery of this Agreement and the documents referenced herein, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority to which the Purchaser or the Parent is subject or any provision of the charter or bylaws of the Purchaser or the Parent or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, permit or other arrangement to which the Parent or the Purchaser is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets). Neither the Purchaser nor the Parent needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order for the parties to this Agreement to consummate the transactions contemplated by this Agreement except for filing required under applicable federal and state securities laws. Without limiting the generality of the foregoing, each of the Purchaser and the Parent has obtained all necessary consents, approvals, waivers, permits and other authorizations required by it to enter into and perform this Agreement and to carry out the transactions contemplated hereby (including but not limited to the allotment, issue, delivery and/or transfer of:
(i) 25,200,000 Consideration Shares pursuant to Clause 6.4(1) and (ii) 2,800,000 Consideration Shares pursuant to Clause 6.4(2)) and all such consents, approvals, waivers, permits and other authorizations shall remain in full force and effect and the Purchaser and the Parent have fully complied with the terms and conditions (if any) upon which such consents, approvals, waivers, permits and other authorizations shall have been granted.

4. Brokers' Fees. Neither the Purchaser nor the Parent has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5. Enforceability. This Agreement constitutes a valid and binding contract on the Purchaser and the Parent and is enforceable against each of the Purchaser and the Parent in accordance with its terms.

6. Consideration Shares.

         (i) Upon delivery of 25,200,000 Consideration Shares pursuant to this Agreement, the 1st Vendor will acquire valid legal title thereto, free and clear of any Encumbrance.

         (ii) Upon delivery of 2,800,000 Consideration Shares pursuant to this Agreement, the 2nd Vendor will acquire valid legal title thereto, free and clear of any Encumbrance.

         (iii) The Parent has filed all reports, registration statements, definitive proxy statements and other documents and all amendments thereto and supplements thereof required to be filed by it with the U.S. Securities and Exchange Commission since March 31, 2000 (the "SEC Reports"), all of which have complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. As of the respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the Parent's SEC Reports contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

7.    Financial Statements.

         (i) The Parent has provided to the Vendor the audited balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the period commencing upon inception and ended December 31, 2000 (the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, fairly present the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Parent.

         (ii) The Parent does not have any material liability (whether known or unknown, whether accrued or unaccrued, whether contingent or not contingent, whether known or unknown) except for liabilities expressly specified in the Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

8. Absence of Certain Changes. Since December 31, 2000, there has not been any event or condition of any character which has adversely affected, or may be expected to adversely affect, the Parent's business or prospects, including, but not limited to any adverse change in the condition, assets, liabilities (existing or contingent) or business of the Parent from that shown in the Financial Statements.

9. Legal Proceedings. Except as disclosed in the SEC Reports, as of the date of this Agreement, there is no legal, administrative, investigatory, regulatory or similar action, suit, claim or proceeding which is pending or, so far as the Parent and the Purchaser are aware, threatened against the Parent or the Purchaser which, if determined adversely to the Parent and/or the Purchaser, could have, individually or in the aggregate, a material adverse effect on the business, assets, or prospects of the Parent or the Purchaser which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

10. Legal Compliance. Each of the Parent and the Purchaser has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all governmental authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against either the Parent or the Purchaser alleging any failure so to comply.

11. Disclosure. The representations and warranties contained in this Part IIA of
Schedule 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Part IIA of Schedule 2 not misleading.

                                   SCHEDULE 2

                                    PART IIA

                       PURCHASER'S SCHEDULE OF EXCEPTIONS


To be provided at a later date in accordance with Section 8.11 of the Agreement.